Exhibit 99.1

(1)         The amount reported includes an aggregate of 16,936,653 shares of Common Stock of UAP Holding Corp. (the “Issuer”) that are owned of record by Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P. and Apollo German Partners V GmbH & Co. KG (collectively, the “Apollo Funds”).  Apollo Management V, L.P. (“Management”) serves as the manager of each of the Apollo Funds.  AIF V Management, Inc. (“AIF V”) is the general partner of Management.  Apollo Advisors V, L.P. (“Advisors”) is the general partner of each of the Apollo Funds.  Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors.  The Apollo Funds, Management, Advisors, AIF V and ACM V, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF V and ACM V, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.